                                                                    EXHIBIT 10.9

                     SETTLEMENT AGREEMENT & MUTUAL RELEASE


     This Settlement Agreement & Mutual Release ("Settlement Agreement") is effective this 15th day of July, 1997, and is between D. Kennedy Fesenmyer ("Agent"), whose address is 270 Woodwind Drive, P.O. Box 952, Bloomfield Hills, Michigan 48303-0952, as Agent for all of the Series A and Series B Preferred shareholders (the "Preferred Shareholders") of Lobdell Emery Corporation ("Lobdell"); Oxford Automotive, Inc., formerly known as BMG-MI, Inc. ("Oxford"), a Michigan corporation with its principal place of business at 2365 Franklin Road, Bloomfield Hills, Michigan 48203; and Lobdell, a Michigan corporation with its principal place of business at 1325 East Superior Street, Alma, Michigan 48801.


                                    RECITALS

     A. The following agreements exist among or involve Agent, Oxford and Lobdell with respect to the outstanding shares of Lobdell preferred stock issued in connection with the acquisition of Lobdell by Oxford: (i) Agreement and Plan of Merger ("Merger Agreement"), dated as of November 14, 1996, as amended December 27, 1996, among Lobdell, the former common shareholders of Lobdell, Lobdell Holdings, Inc. ("Parent"), Oxford, L-E Acquisition, Inc. ("Newco") and Agent, as Agent for the former common shareholders of Lobdell; and (ii) Escrow Agreement ("Escrow Agreement"), dated January 10, 1997, among Lobdell, Agent, as Agent for the former common shareholders of Lobdell, and Citizens Bank (the "Escrow Agent").

     B. The parties disagree on the amount of the Shareholders' Equity Adjustment Amount as defined in Section 1.06 of the Merger Agreement. Lobdell calculated the Shareholders' Equity Adjustment Amount in its favor to be in excess of $10.0 million. There are currently 100,000 shares of Lobdell's Series A $3.00 Cumulative Preferred Stock ("Series A Shares") held in escrow pursuant to the terms of the Escrow Agreement (the "Series A Escrow Shares") which are available to satisfy the Shareholders' Equity Adjustment Amount obligations pursuant to Section 1.06(f) of the Merger Agreement. Pursuant to the terms of this Settlement Agreement, the parties have agreed that the 49,938 outstanding shares of Lobdell Series B Preferred Stock ("Series B Shares") are also available to satisfy the Shareholders' Equity Adjustment Amount obligations and shall be deemed to be shares subject to escrow by Lobdell for such purpose (the "Series B Escrow Shares"). On June 24, 1997, Lobdell and Oxford, through their counsel, commenced an arbitration to resolve the parties' disagreements on the Shareholders' Equity Adjustment Amount (the "Arbitration"). On June 27, 1997, the Agent, through his counsel, asserted objections to both the amount of the adjustment and to arbitration as the forum for resolving the parties' disagreements.

     C. Pursuant to Section 7.11 of the Merger Agreement and Section 10 of the Escrow Agreement, Agent has been authorized by each Preferred Shareholder as the agent of such Preferred Shareholder for all purposes relating to or in connection with any transaction contemplated by or relating to the Merger Agreement and to be carried out prior to, at or after the Closing (as defined in the Merger Agreement), including, without limitation, approving any modifications or amendments to the Merger Agreement and the appointment of the Escrow Agent and execution and delivery of the Escrow Agreement, and each Preferred Shareholder has authorized Parent, Oxford, Newco and Lobdell to rely upon the agency created thereby and has released Parent, Oxford, Newco and Lobdell from any and all liability to such Preferred Shareholder of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by Agent pursuant to such agency had been committed or omitted by such Preferred Shareholder.

     D. As part of effecting the purchase price adjustment contemplated by the final Shareholders' Equity Adjustment Amount, the parties have agreed to cancel 60,000 of the Series A Escrow Shares and to provide that the Series B Escrow Shares shall also be available to satisfy the Shareholders' Equity Adjustment Amount obligations. The parties have also agreed to provide a mechanism whereby each of the Preferred Shareholders shall have the opportunity to elect to have either his or her Series B Escrow Shares or remaining Series A Escrow Shares, after certain of these Series A Escrow Shares are canceled as described below, used to satisfy the balance of the Shareholders' Equity Adjustment Amount obligations.

     E. The parties wish to compromise and settle various disputes, including those arising out of the Merger Agreement and the determination of the Shareholders' Equity Adjustment Amount, and mutually and voluntarily release each other and related persons from all existing claims without admitting wrongdoing or liability on any claim, all on the terms stated below.



                               TERMS OF AGREEMENT

     In consideration of the mutual obligations stated below, and in the recitals which are deemed substantive terms of this Settlement Agreement, the undersigned agree as follows:

     1. SHAREHOLDERS' EQUITY ADJUSTMENT AMOUNT.

        a. The parties agree that the Shareholders' Equity Adjustment Amount obligations may be satisfied by means of the cancellation of either all of the Series A Escrow Shares or, depending on the number of Preferred Shareholders who elect to have their Series B Escrow Shares used for purposes of this settlement, up to 49,938 Series B Escrow Shares plus the 60,000 Series A Escrow Shares to be canceled immediately following the execution of this Settlement Agreement. The parties agree that pursuant to Section 1.06(b) of the Merger Agreement and Section 3(a) of the Escrow Agreement, the Escrow Agent shall return to Lobdell all of the Series A Escrow Shares, valued at $100 per share. Lobdell shall immediately cancel and retire 60,000 Series A Escrow Shares, pro rata for each Preferred Shareholder. Lobdell shall retain, pro rata for each Preferred Shareholder, 40,000 of such Series A Escrow Shares (the "Retained Shares"), with any dividends payable with respect to such shares also retained by Lobdell, and these Retained Shares shall be available to satisfy the balance of the Shareholders' Equity Adjustment Amount obligations.

Agent agrees, on behalf of the Preferred Shareholders, that no dividends (whether or not declared or accrued prior to the date hereof) shall be payable with respect to the 60,000 Series A Escrow Shares to be returned to Lobdell and
canceled.   Lobdell agrees to declare and pay the regular semi-annual dividend on the Retained Shares (which it will hold) on or about July 15 as well as on the Series A Shares not subject to the Escrow Agreement.

     b. In order to satisfy the remainder of the Shareholders' Equity Adjustment Amount obligations not satisfied by the cancellation of the 60,000 Series A Escrow Shares, the parties agree that each of the Preferred Shareholders shall have the right to elect (the "Election") to have the balance of the Shareholders' Equity Adjustment Amount satisfied by the cancellation of their Retained Shares or their Series B Escrow Shares. The terms of the Election procedure are as follows:

             (i) Lobdell or its agent shall accept the surrendered Series B Escrow Shares which are properly tendered on or prior to the Expiration Date. As used herein, the term "Expiration Date" means 5:00 p.m., Detroit time, on August 31, 1997; provided, however, that if Lobdell has extended the period of time for which the Election period is open, the term "Expiration Date" means the latest time and date to which the Election period is extended.

             (ii) Lobdell, in its sole discretion, shall have the right, at any time or from time to time, to extend the period of time during which the Election period is open. During any such extension, all Series B Shares previously surrendered will remain subject to the election of the surrendering Preferred Shareholders and may be accepted for cancellation by Lobdell or its agent. Any Series B Share not accepted for cancellation for any reason will be returned without expense to the surrendering holder thereof as promptly as practicable after the expiration or termination of the Election period. If the Expiration Date is extended, such extension shall not delay the distribution of Retained Shares to Preferred Shareholders who have previously surrendered their Series B Escrow Shares.

        (iii) The surrender to Lobdell or its agent of Series B Escrow Shares by a holder thereof and the acceptance thereof by Lobdell or its agent will constitute a binding agreement between the surrendering holder, Lobdell and Oxford upon the terms and subject to the conditions set forth herein. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Series B Escrow Shares surrendered will be determined by Lobdell in its reasonable discretion, which determination shall be final and binding. Lobdell reserves the right to reasonably reject any and all tenders of any particular Series B Escrow Shares not properly surrendered or to not accept any particular Series B Escrow Shares which acceptance might, in the judgment of Lobdell or its counsel, be unlawful. The interpretation of the terms and conditions of the Election as to any particular Series B Escrow Shares either before or after the Expiration Date by Lobdell shall be final and binding on all parties. The conditions set forth in this subsection (iii) and subsections
(i) and (ii) above are for the sole benefit of Lobdell and may be asserted by Lobdell regardless of the circumstances giving rise to any such condition or may be waived by Lobdell in whole or in part at any time and from time to time in its reasonable discretion. The failure by Lobdell at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        (iv) For the Series B Escrow Shares surrendered, Lobdell shall release and the holder of such Series B Escrow Shares shall receive .80099 of a Retained Share, plus the amount of any accrued dividends, without interest, with respect to such Retained Shares. The accrued dividends with respect to the Retained Shares shall be payable to the Agent, who shall pay all reasonable costs and expenses, including attorneys and accounting fees, incurred with respect to resolving the Shareholders' Equity Adjustment Amount. Thereafter, the Agent shall cause to be remitted the remainder of the accrued dividend, if any, to each holder of a Retained Share entitled to such accrued dividend. Payment of the accrued dividends to the Agent with respect to the Retained Shares shall satisfy in all respects the obligations of Lobdell to pay such dividend. No fractional Series A Shares shall be issued in connection with the Election. In lieu of any fractional share, each Preferred Shareholder entitled to a fractional share shall be issued the appropriate whole number of Retained Shares determined by rounding down any fraction of 0.5 or less to the nearest whole number and by rounding up any fraction greater than 0.5. In all cases, delivery of any Retained Shares to those Preferred Shareholders electing to have Series B Escrow Shares used to satisfy the Shareholders' Equity Adjustment Amount will be made only after timely receipt by Lobdell or its agent of certificates for such Series B Escrow Shares, a Transmittal Letter substantially in the form attached hereto as Exhibit A, and all other required documents. If any surrendered Series B Escrow Shares are not accepted, such unaccepted Series B Escrow Shares will be released to the tendering holder thereof as promptly as practicable after the Expiration Date. If a Preferred Shareholder does not surrender his or her Series B Escrow Shares by the Expiration Date, it shall be deemed to be an election by such Preferred Shareholder to have his or her Retained Shares used to satisfy the remainder of the Shareholders' Equity Adjustment Amount obligations.

        (v) Retained Shares not released by the Expiration Date, pursuant to the Election, shall be canceled. Series B Escrow Shares surrendered to Lobdell or its agent pursuant to the Election and accepted shall be canceled. Series B Escrow Shares not surrendered pursuant to the Election will be deemed to be outstanding in accordance with their terms and no longer subject to the escrow described herein. Neither Lobdell nor Oxford shall have any obligation to accept any Series B Escrow Shares or release any Retained Shares nor shall they have any liability with respect to the Election after the Expiration Date. The Preferred Shareholders shall not have any rights to surrender their Series B Escrow Shares nor shall they have any other rights in connection with the Election after the Expiration Date.

        (vi) The Agent, on behalf of the Preferred Shareholders, does hereby irrevocably constitute and appoint the Secretary or any other officer of Lobdell attorney to cancel and retire 60,000 of the Series A Escrow Shares, pro rata for each Preferred Shareholder, to cancel the Series B Escrow Shares surrendered pursuant to the Election, to cancel any Retained Shares not released by the Expiration Date, and to take such actions as are necessary to reflect the terms of this Settlement Agreement and the Election on the books of Lobdell with full power of substitution.

        c. Agent, on behalf of the Preferred Shareholders, agrees to execute an Amendment to the Escrow Agreement, substantially in the form attached hereto as Exhibit B, and to sign such other documents and take such other actions reasonably necessary to facilitate the terms and agreements contained in this Settlement Agreement.

     2. INDEMNIFICATION CLAIMS. Lobdell and Oxford agree that they shall not seek any indemnification from the Preferred Shareholders pursuant to the terms of Section 6.01 of the Merger Agreement with respect to any claims arising out of and pursuant to the terms of the Merger Agreement, save and except for indemnification claims arising from a breach of Section 5.01, the first sentence of Section 5.02(a), all but the last sentence of Section 5.02(b) or
Section 5.02 (c). Agent, on behalf of the Preferred Shareholders, agrees that the Preferred Shareholders shall not seek any indemnification from Oxford, on behalf of itself and as successor to Parent, or Lobdell, on behalf of itself and as successor to Newco, pursuant to the terms of Section 6.02 of the Merger Agreement with respect to any claims arising out of and pursuant to the terms of the Merger Agreement.

     3. RELEASE BY AGENT.   Except for claims asserting breach of this
Settlement Agreement or rights expressly reserved by this Settlement Agreement or the exception described in the last sentence of this paragraph, Agent for himself, for the Preferred Shareholders, and for all their representatives, successors and assigns, hereby releases and forever discharges Oxford on behalf of itself and as successor to Parent, and Lobdell on behalf of itself and as successor to Newco, and all of their present and former officers, directors, employees, shareholders, agents, attorneys, accountants, suppliers, lenders, representatives, predecessors, successors and assigns, from all claims, demands or causes of action that any of the releasing parties may now have, have had, or may hereafter have on account of any facts, known or unknown, foreseen or unforeseen, existing as of the date hereof, directly or indirectly arising out of or relating in any way to the Merger Agreement, transactions which are the subject of the Merger Agreement, the Shareholders' Equity Adjustment Amount, the underlying transactions and occurrences which gave rise to claimed adjustments asserted during efforts to resolve disagreements on the Shareholders' Equity Adjustment Amount, claims as preferred or common Lobdell shareholders based on facts existing as of the date of this Settlement Agreement, and the matters covered by this Settlement Agreement, including claims based on breach of fiduciary duty, fraud including fraud in inducing the Merger Agreement or this Settlement Agreement, promissory estoppel, any statutory or other legal rights, any tortious conduct, oppression, shareholder or other derivative rights, contribution, or claims or adjustments that were or could have been asserted in the Arbitration or that relate in any way to matters raised in connection with the Arbitration. The foregoing does not release, and expressly excepts and preserves, any and all claims that the Agent or any of the Preferred Shareholders may have against any person who was an officer or shareholder or director of Lobdell at the time of the merger which is the subject of the Merger Agreement, to the extent such person would have no right to indemnification from Lobdell or Oxford; however, the Agent and each of the Preferred Shareholders, jointly and severally, agree to indemnify and defend Oxford, Lobdell, and their current shareholders, directors, officers, and employees against any indemnity, contribution or other claims that may be asserted or costs that may be incurred arising out of or relating to claims excepted or preserved by this sentence.

     4. RELEASE OF PREFERRED SHAREHOLDERS. Except for claims asserting breach of this Settlement Agreement or rights expressly reserved by this Settlement Agreement, Oxford and Lobdell for themselves and for all successors and assigns, hereby release and forever discharge the Preferred Shareholders and all of their agents, attorneys, accountants, representatives, predecessors, successors and assigns, from all claims, demands or causes of action that any of the releasing parties may now have, have had, or may hereafter have on account of any facts, known or unknown, foreseen or unforeseen, existing as of the date hereof, directly or indirectly arising out of or relating in any way to the Merger Agreement, transactions which are the subject of the Merger Agreement, the Shareholders' Equity Adjustment Amount, the underlying transactions and occurrences which gave rise to claimed adjustments asserted during efforts to resolve disagreements on the Shareholders' Equity Adjustment Amount, claims against Lobdell shareholders in their capacity as shareholders, and the matters covered by this Settlement Agreement, including claims based on fraud including fraud in inducing the Merger Agreement or this Settlement Agreement, promissory estoppel, any statutory or other legal rights, any tortious conduct, oppression, contribution, or claims or adjustments that were or could have been asserted in the Arbitration or that relate in any way to matters raised in connection with the Arbitration.

     5. NON-ADMISSION OF LIABILITY & RESOLUTION OF ALL CLAIMS.   Nothing herein
shall be construed as an admission by any party of wrongdoing or liability to the other or to any other person on any claim. The parties are entering into this Settlement Agreement in order amicably to resolve any disputes they may have with respect to the matters set forth in this Settlement Agreement to the full literal extent of the releases above. The parties recognize that there can be no more claims relating to such matters between them for any reason, other than a claim arising out of facts which occur hereafter and which constitute a breach of or violation of rights expressly reserved by this Settlement Agreement.

     6. DISMISSAL OF ARBITRATION. Contemporaneous with execution of this Settlement Agreement, the parties direct their respective counsel to dismiss the Arbitration with prejudice and without any award of costs or attorney fees.

     7. EFFECT ON AGREEMENTS. Except to the extent expressly modified above, the Merger Agreement is retained, reserved, reaffirmed and remains effective. The Escrow Agreement shall terminate upon the return of the Escrow Shares to Lobdell.

     8. GOVERNING LAW.  This Settlement Agreement is governed by Michigan law.

     9. MISCELLANEOUS.   This Settlement Agreement constitutes the entire
agreement between the parties regarding its subject matter. Neither party has made any other promises to the other, and each has consulted with separate
counsel concerning this Settlement Agreement.   This Settlement Agreement has
been the subject of substantial arm's-length negotiations, shall not be construed against any party on the grounds that such party was the drafter, and instead shall be construed as though drafted equally by both parties. Headings are not to be considered in construing the terms of this Settlement Agreement. Upon request by a party, the other party agrees to sign such other documents as may be reasonably necessary to implement this Settlement Agreement. The parties are signing this Settlement Agreement voluntarily, with a full understanding of its terms, and without coercion, duress, intimidation or threat. This Settlement Agreement cannot be modified other than in a writing signed by the parties. This Settlement Agreement is binding upon and inures to the benefit of the Preferred Shareholders' heirs and assigns. Each person who signs below represents that he is fully authorized to sign on behalf of each party and person for whom he purports to sign and is fully authorized to bind all releasing parties and persons to the full literal scope of the release above, and agrees to indemnify and defend the other parties against any claims that the signatory did not have the authority he represented himself to have. All executed copies of this Settlement Agreement are duplicate originals. This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument. Facsimile execution pages may be accepted as originals.

     IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first written above.


                                           D. KENNEDY FESENMYER, as Preferred
                                           Shareholders' Agent



                                           ------------------------------------
                                           OXFORD AUTOMOTIVE, INC.


                                           By:
                                              --------------------------------
                                               Rex E. Schlaybaugh, Jr.
                                               Its:  Vice Chairman


                                           LOBDELL EMERY CORPORATION


                                           By:
                                              --------------------------------
                                               Rex E. Schlaybaugh, Jr.
                                               Its:  Secretary